UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                       THE HOME-STAKE ROYALTY CORPORATION
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   437359 10 2
                                 (CUSIP Number)








         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.37359  10  2                                         Page 2 of 4 Pages
---------------------                                         -----------------

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Home-Stake Oil & Gas Company
          73-0288030

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)  |_|
                                                                       (b)  |_|

   3      SEC USE ONLY


   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Oklahoma

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH;
------------------------------------------------------------------
   5      SOLE VOTING POWER

          13,456

   6      SHARED VOTING POWER


   7      SOLE DISPOSITIVE POWER

          13,456

   8      SHARED DISPOSITIVE POWER
------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          13,456

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

          |_|

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          19.3%

   12     TYPE OF REPORTING PERSON*

          CO

                                                               Page 3 of 4 Pages
                                                               -----------------
Item 1.       (a) Name of Issuer:

                  The Home-Stake Royalty Corporation

              (b) Address of Issuer's Principal Executive Offices:

                  15 E. 5th Street, Suite 2800
                  Tulsa, Oklahoma  74103

Item 2.       (a) Name of Person Filing:

                  The Home-Stake Oil & Gas Company

              (b) Address of Principal Business Office or, if none, Residence:

                  15 E. 5th Street, Suite 2800
                  Tulsa, Oklahoma  74103

              (c) Citizenship:

                  Not applicable

              (d) Title of Class of Securities:

                  Common Stock, par value $40.00 per share

              (e) CUSIP Number:

                  437359 10 2

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.       Ownership

              (a) Amount Beneficially Owned:

                   13,456 shares

              (b) Percent of Class:

                  19.3%

                                                               Page 4 of 4 Pages
                                                               -----------------

              (c) Number of shares as to which such person has:

                  (i)      Sole power to vote or direct the vote:
                           13,456

                  (ii)     Shared power to vote or direct the vote:

                           None

                  (iii)    Sole power to dispose or direct the disposition of:

                           13,456

                  (iv) Shared power to dispose or to direct the disposition of:

                           None

Item 5.       Ownership of Five percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More Than Five Percent on Behalf of Another Person

              Not applicable.

Item 7.       Indemnification   and  Classification  of  the  Subsidiary   Which
              Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.


Item 9.       Notice of Dissolution of Group

              No applicable.

Item 10.      Certification

              Not applicable.


                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             The Home-Stake Oil & Gas Company

                                    By:      /s/ Robert C. Simpson
                                             --------------------------------
                                             Robert C. Simpson, President

Date:  February 19, 1997